                                                                       EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS*
                          VANGUARD EXPLORER FUND, INC.


1. Average Annual Total Return (As of April 30, 1997)
        P (1 + T)n = ERV



     Where:
           P =   a hypothetical initial payment of $1,000
           T =   average annual total return
           N =   number of years
         ERV =   ending redeemable value at the end of the period
    EXAMPLE:
      One Year
           P =   $1,000
           T =   -7.68%
           N =   1
         ERV =   $923.23
     Five Year
           P =   $1,000
           T =   +12.17%
           N =   5
         ERV =   $1,775.83
      Ten Year
           P =   $1,000
           T =   +10.27%
           N =   10
         ERV =   $2,658.46



2. YIELD (30 Days Ended April 30, 1997)


                  Yield = 2[(a - b +1)6-1]
                      ---------------------------
                             c x d


     Where:
           a =   dividends and interest paid during the period
           b =   expense dollars during the period (net of reimbursements)
           c =   the average daily number of shares outstanding during the period
           d =   the maximum offering price per share on the last day of the period
  Example:
           a =   $1,946,057.77
           b =   $1,091,425.77
           c =   40,819,479.839
           d =   $49.25
    Yield    =   0.51%